Exhibit 99.1

Analysts and Media: Thomas P. O’Malley
(330) 384-7109
FirstMerit Corporation’s Board of Directors Appoints Steven H. Baer to Board Membership
AKRON, Ohio, May 23, 2007 /PRNewswire-FirstCall/ — The Board of Directors of FirstMerit Corporation (Nasdaq: FMER) today announced the appointment of Steven H. Baer to the FirstMerit Corporation Board of Directors, effective as of July 1, 2007.
Baer is Managing Member, Rally Capital Services, LLC, a private investment banking and financial consulting firm serving middle market businesses. In his role, Baer advises businesses in a wide variety of industries on operations, acquisitions, sales and liquidations. Mr. Baer has 19 years of banking experience at American National Bank & Trust Company of Chicago (now part of JP Morgan Chase) where he was Senior Vice President & Group Head of Commercial Finance, Commercial Real Estate and Managed Assets. Baer also served as President & CEO of Koenig & Strey Financial Services, a financial services company encompassing residential mortgage banking and residential title and casualty insurance agencies.
Baer graduated from and received both his Bachelors and Masters of Science of Business Administration from the University of Denver.
“We are pleased to add Steven to the Board. His leadership in financial services and commercial banking combined with broader experience working with mid-sized businesses in a wide variety of industries will provide significant insight and depth to the Corporation. We look forward to working with him and to his contribution,” said Paul G. Greig, Chairman and CEO of FirstMerit.

The appointment fills an existing vacancy on the board and increases the number of directors to 13. Mr. Baer was appointed to serve the full term as a Class I Director, which term will expire at the 2010 annual meeting of shareholders.
ABOUT FIRSTMERIT CORPORATION
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.3 billion as of March 31, 2007 and 161 banking offices and 176 ATMs in 25 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.
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